Exhibit 11

VARLEN CORPORATION AND SUBSIDIARIES
Computation of Per Share Earnings Unaudited
(Thousands, Except Per Share Amounts)

                                         Three Months Ended
                                          5/3/97    5/4/96
Primary Earnings Per Share:
Net earnings                             $ 5,009   $ 4,822

Computation of the Weighted Average
Number of Shares Outstanding as Used
in the Primary Earnings Per Share
Computation:

Weighted average number of shares
outstanding                                5,777     5,853

Shares assumed issued under the
treasury stock method                        182       242

Weighted average number of shares
outstanding, as adjusted                   5,959     6,095


Primary Earnings Per Share:               $ 0.84    $ 0.79


Fully Diluted Earnings Per Share:

Reconciliation of net earnings per
the condensed consolidated financial
statements to the amount used for the
fully diluted computation:

Net earnings                             $ 5,009   $ 4,822

Add interest on 6.5% convertible
subordinated debentures, net of
income tax effects                           690       703

Net earnings, as adjusted                $ 5,699   $ 5,525

Computation of the Weighted Average
Number of Shares Outstanding as Used
in the Fully Diluted Earnings Per
Share Computation:

Weighted average number of shares
outstanding                                5,777     5,853

Shares assumed issued under the
treasury stock method                        217       252

Shares issuable from assumed exercise
of 6.5% convertible subordinated
debentures                                 3,054     3,054

Weighted average number of shares
outstanding, as adjusted                   9,048     9,159

Fully Diluted Earnings Per Share:         $ 0.63   $  0.60
